Exhibit 10.9

September 4, 2014

Marina Hahn

Dear Marina,

I am pleased to offer you the position of President, Consumer Goods with Flex Pharma, Inc. (the “Company”), reporting to the Company’s Chief Executive Officer.  If you decide to join us, you will receive an annual salary of $300,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures. As President, Consumer Goods, your duties will include overseeing the development and launch of the consumer brand and hiring the consumer team.  Your primary workplace will be an office provided by the Company in New York, New York (which will be leased by the Company within a reasonable period of time after your first day of employment), provided that you will undertake such occasional business travel as reasonably required by the Company (including trips to the Company’s headquarters in Boston, Massachusetts approximately once per month and such occasional additional trips as are reasonably required) to perform your duties and responsibilities.  During your employment, you may serve on the board of directors of The Hain Celestial Group, Inc. (“Hain”) as well as charitable, civic and cultural boards and/or otherwise devote time to such endeavors, in each case, so long as such activities or assistance do not interfere with your obligations under this Agreement.  Further, you may serve on the board of directors of one other for-profit organization, or, if you cease to be a member of the board of directors of Hain, two other for-profit organizations on terms consistent with this paragraph upon advance notice to and consent from the Company, which consent will not be unreasonably withheld.

In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 1,065,725 shares of the Company’s Common Stock, which represents 2% of the Company’s fully diluted capitalization as of August 20, 2014 (including all shares of the Company’s Preferred Stock and Common Stock currently outstanding and shares of the Company’s Common Stock issuable upon exercise of options granted and options currently reserved for issuance under the Company’s Equity Incentive Plan), at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors (the “Board”).  The stock option will vest over a four year period, with 25% of the shares of Common Stock subject to the stock option vesting on the first anniversary of your employment start date, and the remaining 75% vesting monthly over the subsequent three year period, subject to your continuing employment with the Company.  Additionally, if within thirty (30) days prior to a Change of Control (as defined below) or within twelve (12) months following a Change of Control, the Company or any successor thereto terminates your employment other than for Cause (as defined below), or you terminate your employment for Good Reason (as defined below), then an additional 50% of the shares of Common Stock subject to the stock option shall automatically vest as of the date of such termination. Upon a termination of your employment, your right to exercise any unvested options will expire immediately and your right to exercise any vested options will expire one year following your termination date.  For the purposes of this letter agreement, “Change of Control” shall mean (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly by any “person” (as such term is used in Sections 13(d) and

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www.flex-pharma.com

14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an affiliate of the Company or a holder of all or a majority of the securities of the Company; notwithstanding the foregoing, no transaction or series of transactions shall constitute a Change of Control unless such transaction or series of transactions constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).

This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and a Stock Option Agreement.  No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.  In addition, upon joining the Company, you will receive a one time sign on bonus of $100,000, subject to applicable taxes and withholding.  You agree that if you do not remain employed by the Company for at least one year, you shall repay such amount to the Company promptly following the termination of your employment.

Beginning in 2015, as an Executive at the Company, you will also have the opportunity to earn an annual bonus, measured against performance criteria to be determined by the Board (or a committee thereof), following consultation with you.  Your target annual bonus will be equal to 45% of your then-current annual base salary, with the actual amount of the bonus, if any, to be determined by the Board (or a committee thereof), which may be higher or lower than target.   For 2014, you will receive a bonus equal to a pro rated portion of your target bonus, payable if you remain employed through December 31, 2014.  Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year.

As an employee, you will be eligible to receive certain employee benefits. Vacation may be taken at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. All Company benefit plans will be subject to the plan terms and applicable Company policies.  The Company reserves the right to modify or terminate its benefit plans from time to time in its sole discretion.  You will be eligible for reimbursement for normal business expenses incurred in accordance with the Company’s policies and procedures as are in effect from time to time.  In no event will reimbursements (i) be paid later than the end of the calendar year following the calendar year in which the related expense was incurred (provided that you have submitted appropriate documentation for any such expenses within a reasonable time prior to the end of such calendar year), (ii) affect the expenses eligible for reimbursement in any later year or (iii) be subject to liquidation or exchange for any other benefit.

The Company is excited about your joining and looks forward to a beneficial and productive relationship.  Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  We request that, in the event of resignation, you give the Company at least two weeks notice.  Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice. If the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), the Company shall pay your then-current annual base salary for a period of nine (9) months in accordance with the Company’s payroll practice then in effect, provided (i) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), (ii) you continue to comply with your obligations under your PIA (as defined below) and (iii) you deliver to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your termination date.  The severance payments will be subject to standard deductions following termination; provided, however, that no payments will be made prior to the 40th day following your termination.  Subject to the foregoing, the first salary continuation payment will be made no later than the 45th day following your termination and shall include any unpaid amounts accrued from the date of your termination.  If the forty-five (45) day period described in the preceding sentence spans two calendar years, payment will commence in the second calendar year.

The Company may terminate the your employment for “Cause” upon written notice to you received at least five business days prior to such termination setting forth in reasonable detail the nature of the Cause.  The following, as determined by the Board in good faith and using its reasonable judgment, shall constitute Cause for termination: (i) your willful failure to perform, or gross negligence in the performance of, your material duties and responsibilities to the Company or its affiliates which is not remedied within thirty (30) days of written notice thereof; (ii) material breach by you of any provision of this Agreement, the PIA or any other material, written agreement with the Company or any of its affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its affiliates, taken as a whole; or (iv) your conviction (including a guilty plea or a no contest plea) of a felony or of any other crime involving fraud, dishonesty or moral turpitude.

For purposes of this letter agreement, you shall have “Good Reason” for your resignation from your employment with the Company for up to sixty (60) days following your becoming aware of the occurrence of one of the following events without your consent and after having provided thirty (30) days prior written notice and an opportunity to cure to the Company and the failure by the Company to cure the event: (A) a material reduction in your duties or responsibilities, (B) a reduction in your title, provided, that a change in title as a result of a Change of Control shall not constitute a reduction in your title; (C) a reduction of at least 10% of your gross base salary (unless pursuant to a salary reduction program applicable to all of the Company’s executive employees on an equivalent basis) or (D) a relocation of your principal workplace outside of New York, New York.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this letter agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees.  Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by the Company’s rules and standards.  Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which will be included in the Company Handbook that the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality, Non-Competition and Proprietary Information Agreement (“PIA”), which requires, among other obligations, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

If you agree to this offer and join the Company, then the Company will reimburse the legal fees incurred by you in connection with the preparation and negotiation of this letter agreement up to a maximum of $5,000.

To accept the Company’s offer, please sign and date this letter in the space provided below.  A duplicate original is enclosed for your records.  If you accept our offer, your first day of employment will be September 30, 2014.  By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. This letter, together with the other documents and agreements referenced herein, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This letter may not be modified or amended except by a written agreement signed by the Company and you.  This offer of employment will terminate if it is not accepted, signed and returned by September 8, 2014.

We look forward to your favorable reply and to working with you at Flex Pharma.

Sincerely,

/s/ Christoph Westphal
Christoph Westphal
Chairman and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Marina Hahn

Printed Name: Marina Hahn

Date: September 4, 2014

Enclosures

Duplicate Original Letter

Employee Non-Solicitation, Non-Competition,  Confidential Information and Inventions Assignment Agreement